EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORONADO TOPCO, INC.

Coronado Topco, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Coronado Topco, Inc. and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware is December 17, 2021.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended and restated as hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of QuidelOrtho Corporation.

THIRD: This amendment and restatement of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The Certificate of Incorporation of the Corporation, as amended and restated herein, shall, at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF

QUIDELORTHO CORPORATION

1.	The name of the Corporation is QuidelOrtho Corporation.

2.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”).

4.

The total number of shares of all classes of stock which the Corporation has authority to issue is 131,200,000 shares, consisting of 126,200,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

(a)	Common Stock.

(i)

Voting Rights. Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder thereof shall be entitled to one vote for each share of such share of Common Stock held by such holder.

(ii)

Dividends. The Board of Directors of the Corporation (the “Board of Directors”) may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends.

(b)

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

7.	The number of directors which constitute the whole Board of Directors shall be as specified in the Bylaws of the Corporation.

8.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

9.	The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

10.

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither any amendment nor repeal of this Article 10, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 10, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

11.	Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

12.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

***

This Amended and Restated Certificate of Incorporation shall become effective at 12:01 a.m. Eastern Time on May 27, 2022.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Joseph Busky, its Chief Executive Officer as of this 26th day of May, 2022.

/s/ Joseph Busky
Name:	Joseph Busky
Title:	Chief Executive Officer